Our File No.	28183-0001 / D/EPM/597117.1	Clark, Wilson
Barristers & Solicitors
Patent & Trade-Mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

June 7, 2004

Electric Network.com, Inc.
Suite 1400-1500 West Georgia Street
Vancouver, B.C. Canada V6G 2Z6

Dear Sirs:

Re:	Common Stock of The Electric Network.com, Inc. Registered on Form SB-2

                           We have acted as counsel to The Electric Network.com, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 8,213,000 shares of the Company’s common stock for resale by the selling stockholders named in the Registration Statement and below, and an additional 500,000 shares of the Company’s common stock for sale by the Company directly. As more particularly described in the Registration Statement, filed on June 7 2004, the Company is registering for resale up to 8,213,000 shares of its common stock issued to the following selling shareholders:

Name of Selling Shareholder	Number of Shares
Dorian Thodos	390,000
G. Roger Douville	400,000
George Stubos	800,000
Gloria M. Lozinski	400,000
Iris Paul	500,000
John Pattison Wright	900,000
Jaclynn Grad	910,000
Janice Stevens	950,000
Janis Douville	900,000
Muir Woods Investment Group IBC	985,000
Rodney L. Lozinski	400,000
Richard A. Achron	475,000
Kim Harnett	50,000
John Hodgins	50,000
Jessica Hughes	8,000

www.cwilson.com

Name of Selling Shareholder	Number of Shares
Taff Management Corp.	2,500
Joan Walsh	2,500
Philip Walsh	2,500
Wendy Michelsen	4,000
Steve Mitchell	20,000
Aaron Smith	2,000
Tim Lefebvre	8,000
Joseph Choi	4,000
Boule Management Ltd.	2,500
Mark Boehnke	2,500
Clive Benjafield	20,000
Gwen McWhirter	4,000
Chad E. Eberle	2,000
Christina Veltheer	2,500
John Veltheer	2,500
Elizabeth McNicoll	1,250
Mark Bottrill	1,250
Lewin Webb	2,000
David Schmidt	2,000
Scott Payne	5,000
Lonn Rudover	2,000

(collectively, the “Selling Shareholders”) and up to 500,000 shares of its common stock that may be sold to and issued to various purchasers pursuant to the Registration Statement.

                           We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

                           Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)                  the 8,213,000 shares of the Company’s common stock held by the Selling Shareholders in the numbers shown in the table above were duly and validly authorized and issued, and are fully paid and non-assessable;

(ii)                 issuance of up to 500,000 common shares to the purchasers of those shares upon subscription and payment therefor has been duly authorized by the Company and, if and when these common shares are issued after such subscription and payment and otherwise in accordance with law, these common shares will be duly and validly authorized and issued as fully paid and non-assessable.

                           We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Delaware. However, we are generally familiar with the Corporation Law of the State of Delaware (the "DCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the DCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

EPM/jjk